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                                                                    EXHIBIT 21.1
                          SUBSIDIARIES OF THE COMPANY

     Name                                 State of Incorporation
     ----                                 ----------------------

Avicenna Systems Corporation                   Massachusetts
CareInsite, Inc.                               Delaware
Medical Manager Health Systems, Inc.           Delaware
Medical Manager Sales & Marketing, Inc.        California
Medical Manager Northeast, Inc.                New York
Medical Manager Southeast, Inc.                Florida
Medical Manager R&D, Inc.                      Florida
Medical Manager Midwest, Inc.                  Indiana
Point Plastics, Inc.                           Delaware
Porex Technologies Corp.                       Delaware
SYNC Corp.                                     New Jersey
The KippGroup                                  California